FOR IMMEDIATE RELEASE

December 11, 2006

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   December 11, 2006……Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) is pleased to announce the acquisition on December 8, 2006, of an 83,000 square foot industrial building at 3736 Tom Andrews Road, NW, Roanoke, Virginia, for a purchase price of approximately $7,100,000.  The property is net-leased to DHL through December 8, 2016, with a lease guaranteed by Airborne Freight Corporation.

Funding for the acquisition came from proceeds of a Preferred Stock Offering that closed recently.

The building, which was constructed in 1996 and expanded in 2002, was purchased from NPI Properties - Roanoke, LLC, a Virginia limited liability company.  Stan Johnson Company acted as broker to the Company in this transaction.

Cynthia J. Morgenstern, Executive Vice President, expressed her satisfaction with the Company’s progress in increasing its portfolio of high-quality industrial properties net-leased to investment grade tenants.  “It is with great pride that we welcome DHL to our impressive list of tenants”.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado.  In addition, the Company owns a portfolio of REIT securities.

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